EXECUTION COPY

                          AMENDMENT TO PROMISSORY NOTE


        This AMENDMENT TO PROMISSORY NOTE dated as of March 15, 1999 (the "Amendment"), amends in certain respects the Promissory Note dated as of February 27, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Promissory Note"), made by Foamex Carpet Cushion, Inc. ("New GFI" or the "Promissor"), in favor of Foam Funding LLC (f/k/a Trace Foam LLC, the "Promisee").

                              W I T N E S S E T H:

        WHEREAS, the Promisee has heretofore pledged the Promissory Note in favor of Citicorp USA, Inc., as Collateral Agent under the Credit Agreement dated as of February 27, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Promisee, the institutions from time to time party thereto as Lenders, the institutions from time to time party thereto as Issuing Banks, Citicorp USA, Inc., as collateral agent (the "Collateral Agent") and The Bank of Nova Scotia, as funding agent (together with the Collateral Agent, the "Administrative Agents").

        WHEREAS, each of the Promissor and the Promisee (which has executed this Promissory Note) has requested of the Collateral Agent, and the the Collateral Agent has agreed, to amend the Promissory Note as set forth herein.

        NOW, THEREFORE, in consideration of the above recitals, the Promissor, the Promisee and the Collateral Agent agree as follows:

        SECTION 1. Defined Terms. Terms used herein and not otherwise defined herein have the meanings given such terms in the Promissory Note or the Credit Agreement, as the case may be. References herein to "Transaction Document" and "Transaction Documents" shall have the meanings provided in both of the Promissory Note and the Credit Agreement.

        SECTION 2. Amendments to the Promissory Note. The Promissory Note is hereby amended as follows:

          2.1. Amendment to Section 1.01. Section 1.01 of the Promissory Note is hereby amended by the following:

               2.1.1 Amendment to the definition of EBDAIT. The definition of EBDAIT is hereby amended and restated in its entirety as follows:

               "'EBDAIT' means, for any period, (a) the sum of the amounts for such period of (i) Net Income plus (ii) depreciation, amortization expense and other non-cash charges plus (iii) Interest Expense plus (iv) Federal, state, foreign and local income taxes provided for by the Promissor plus (v) non-recurring costs in an amount not to exceed $2,600,000 incurred during the First Fiscal Quarter of 1999; minus (b)(i) extraordinary gains (or plus extraordinary losses) from asset sales calculated pursuant to GAAP for such period to the extent such gains or losses were included in the calculation of Net Income plus (ii) interest or investment income."

        2.2. Amendment to Section 8.04. Section 8.04 of the Promissory Note is hereby amended by (i) deleting the word "and" located at the end of clause "(iv)", (ii) deleting the "." at the end of clause "(v)" and inserting "; and" in lieu thereof and (iii) adding a new clause "(vi)" as follows:

               "(vi) Investments in Foamex International not to exceed $2,500,000 in the aggregate to be used for the sole purpose of paying non-recurring transaction costs incurred by Foamex International; provided that such Investments shall be repaid in full in cash on or prior to July 31, 1999;".

        2.3. Amendment to Article IX. Article IX of the Promissory Note is hereby amended by the following:

               2.3.1 Amendment to Section 9.03 Section 9.03 of the Promissory
        Note is amended by modifying the minimum Fixed Charge Coverage Ratio for the "Fourth Fiscal Quarter of 1998", the "First Fiscal Quarter of 1999" and the "Second Fiscal Quarter of 1999" so that it is "1.05 : 1", "0.95 : 1" and "1.00 : 1", respectively.

               2.3.2 Amendment to Section 9.04(a) Section 9.04(a) of the Promissory Note is amended by modifying the minimum EBDAIT level for the "Four fiscal quarters ended December 31, 1998" so that it is permanently waived.

               2.3.3 Amendment to Section 9.04(b) Section 9.04(b) of the Promissory Note is amended by modifying the maximum Leverage Ratio for the "Fourth Fiscal Quarter of 1998", the "First Fiscal Quarter of 1999" and the "Second Fiscal Quarter of 1999" so that it is "4.00 : 1", "4.50 : 1" and "4.00 : 1", respectively.


        SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the "Effective Date"), provided, that the following conditions precedent have been satisfied (unless waived by the Collateral Agent or unless the deadline for delivery has been extended by the Collateral Agent):

               (i) Documents. The Collateral Agent shall have received on or before the Effective Date all of the following in form and substance satisfactory to the Collateral Agent:

                      (a) this Agreement duly executed and in form and substance satisfactory to the Collateral Agent; and

                      (b) such additional documentation as the Collateral Agent
               may reasonably request.

               (ii) Consents. The Promissor shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Promissor to lawfully and without risk of rescission, execute, deliver and perform, in all material respects, its obligations under this Amendment and the Transaction Documents to which it is, or is to be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

               (iii) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and neither Administrative Agent shall have received any notice that litigation is pending or threatened which is likely to, impose or result in the imposition of a Material Adverse Effect.

               (iv) No Change in Condition. No change in the condition (financial or otherwise), business, performance, properties, assets, operations or prospects of the Promissor or any of its Subsidiaries and its subsidiaries shall have occurred since December 29, 1997, which change, in the judgment of the Administrative Agents, will have or is reasonably likely to have a Material Adverse Effect.

               (v) No Default. After giving effect to this Amendment, no Event of Default or Potential Event of Default shall have occurred.

               (vi) Representations and Warranties. All of the representations and warranties contained in Section 5.01 of the Promissory Note and in any of the Transaction Documents shall be true and correct in all material respects on and as of the Effective Date.

        SECTION 4. Representations and Warranties. The Promissor hereby represents and warrants to the Collateral Agent that (i) the execution, delivery and performance of this Amendment by the Promissor are within the Promissor=s corporate powers and have been duly authorized by all necessary corporate action, and (ii) this Amendment constitutes the legal, valid and binding obligation of the Promissor, enforceable against the Promissor, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors= rights generally or by equitable principles generally.

        SECTION 5.  Reference to and Effect on the Transaction Documents.

        5.1. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Promissory Note to "this Note", "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in any Transaction Documents, shall mean and be a reference to the Promissory Note as amended hereby.

        5.2. Except as specifically amended above, all of the terms of the Promissory Note and all Transaction Documents shall remain unchanged and in full force and effect.

        5.3. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Collateral Agent or Administrative Agents, as the case may be, under the Promissory Note or any Transaction Document, nor constitute a waiver of any provision of the Promissory Note or any Transaction Document.

        5.4. As of the Effective Date, after giving effect to this Amendment, the Promissor is in compliance in all material respects with all applicable terms, conditions and covenants of the Promissory Note and all Transaction Documents.

        SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO NEW YORK CONFLICT OF LAWS PRINCIPLES).

        SECTION 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

        SECTION 9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.


                                   FOAMEX CARPET CUSHION, INC.


                                   By    /s/   G. L. Karpinski
                                     -----------------------------
                                     Name: G. L. Karpinski
                                     Title: Vice President

                                   FOAM FUNDING LLC (f/k/a Trace Foam LLC)


                                   By    /s/   Tambra S. King
                                     -----------------------------
                                     Name: Tambra S. King
                                     Title: Vice President

                                   CITICORP USA, INC., as Collateral Agent


                                   By   /s/ Claudia Slacik
                                     -----------------------------
                                     Name: Claudia Slacik
                                     Title: Vice President